                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement*
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Cisco Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

          [ ]  Fee paid previously with preliminary materials.

          ---------------------------------------------------------------------

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

*The Registrant expects to release definitive proxy statements to securityholders on or about September 27, 1999.

                           PRELIMINARY PROXY MATERIALS


                               CISCO SYSTEMS, INC.

                               September 27, 1999

DEAR CISCO SYSTEMS SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of Shareholders ("Annual Meeting") of Cisco Systems, Inc. (the "Company") which will be held at Paramount's Great America in the Paramount Pavilion, located at 1 Great America Parkway, Santa Clara, California 95054 on Wednesday, November 10, 1999, at 10:00 a.m. You will find a map with directions to the meeting on page 26 of the Proxy Statement.

     Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

     If you do not plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy promptly in the accompanying reply envelope. Shareholders who elected to access the 1999 Proxy Statement and Annual Report over the Internet and vote their proxy online will not be receiving a paper proxy card. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

     We look forward to seeing you at the Annual Meeting.

                                          /s/ JOHN T. CHAMBERS
                                          -------------------------------------
                                          John T. Chambers
                                          President and Chief Executive Officer
San Jose, California

                             YOUR VOTE IS IMPORTANT

     In order to assure your representation at the meeting, you are requested to complete, sign, and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please reference the Voting Electronically via the Internet or by Telephone section on page 1 for alternative voting methods.

                              CISCO SYSTEMS, INC.
                              170 W. TASMAN DRIVE
                        SAN JOSE, CALIFORNIA 95134-1706

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 10, 1999

     The Annual Meeting of Shareholders ("Annual Meeting") of Cisco Systems, Inc. (the "Company") will be held at Paramount's Great America in the Paramount Pavilion, located at 1 Great America Parkway, Santa Clara, California 95054, on Wednesday, November 10, 1999, at 10:00 a.m. for the following purposes:

          1. To elect ten members of the Board of Directors to serve until the next Annual Meeting and until their successors have been elected and qualified;

          2. To approve an amendment to the Automatic Option Grant Program for non-employee Board members under the Company's 1996 Stock Incentive Plan;

          3. To approve an amendment to the Company's Bylaws to increase the authorized number of directors to a maximum of fifteen (15);

          4. To approve a Certificate of Amendment to the Company's Restated Articles of Incorporation to increase the authorized number of shares of Common Stock from 5,400,000,000 to 10,000,000,000;

          5. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending July 29, 2000; and

          6. To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for determining those shareholders who will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof is September 13, 1999. The stock transfer books will not be closed between the record date and the date of the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company.

     Whether or not you plan to attend the Annual Meeting, please complete, date, sign, and return the enclosed proxy promptly in the accompanying reply envelope. If you elected to receive the 1999 Proxy Statement and Annual Report electronically over the Internet you will not receive a paper proxy card and should vote online, unless you cancel your enrollment. If your shares are held in a bank or brokerage account and you did not elect to receive the materials through the Internet, you may be eligible to vote your proxy electronically or by telephone. Please refer to the enclosed voting form for instructions. Your proxy may be revoked at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ LARRY R. CARTER
                                          -------------------
                                          Larry R. Carter
                                          Secretary
San Jose, California
September 27, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
VOTING RIGHTS AND SOLICITATION..............................    1
  Voting....................................................    1
  Voting Electronically via the Internet or Telephone.......    1
  Proxies...................................................    2
  Solicitation of Proxies...................................    2
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS.....................    3
  General...................................................    3
  Business Experience of Directors..........................    3
  Board Committees and Meetings.............................    4
  Director Compensation.....................................    5
  Recommendation of the Board of Directors..................    6
PROPOSAL NO. 2 -- APPROVAL OF AMENDMENT TO THE 1996 STOCK
  INCENTIVE PLAN............................................    6
  Description of the 1996 Plan..............................    6
  Discretionary Option Grant Program........................    7
  Automatic Option Grant Program............................    8
  General Provisions........................................    9
  Option Grants.............................................   10
  New Plan Benefits.........................................   10
  Federal Income Tax Consequences of Options Granted under
     the Option Plan........................................   12
  Stock Appreciation Rights.................................   12
  Deductibility of Executive Compensation...................   13
  Accounting Treatment......................................   13
  Shareholder Approval......................................   13
  Recommendation of the Board of Directors..................   13
PROPOSAL NO. 3 -- APPROVAL OF AMENDMENT TO BYLAWS...........   14
  General...................................................   14
  Amendment to Bylaws.......................................   14
  Shareholder Approval......................................   14
  Recommendation of the Board of Directors..................   14
PROPOSAL NO. 4 -- APPROVAL OF AMENDMENT TO RESTATED ARTICLES
  OF INCORPORATION..........................................   14
  General...................................................   14
  Purpose and Effect of Amendment...........................   14
  Amendment to Restated Articles............................   15
  Shareholder Approval......................................   15
  Recommendation of the Board of Directors..................   15
PROPOSAL NO. 5 -- RATIFICATION OF INDEPENDENT ACCOUNTANTS...   15
  General...................................................   15
  Recommendation of the Board of Directors..................   16
OWNERSHIP OF SECURITIES.....................................   16
  Compliance with SEC Reporting Requirements................   17
EXECUTIVE COMPENSATION AND RELATED INFORMATION..............   17
  Compensation Committee Report.............................   17
  Compensation Philosophy and Objectives....................   17
  Compensation Components and Process.......................   18
  Compensation Committee Interlocks and Insider
     Participation..........................................   20

                                                              PAGE
                                                              ----
  Summary of Cash and Certain Other Compensation............   21
  Stock Options.............................................   23
  Option Exercises and Holdings.............................   23
  Employment Contracts and Change in Control Agreements.....   23
  Certain Relationships and Related Transactions............   23
STOCK PERFORMANCE GRAPH.....................................   24
SHAREHOLDER PROPOSALS FOR 2000 PROXY STATEMENT..............   24
FORM 10-K...................................................   25
OTHER MATTERS...............................................   25
DIRECTIONS TO PARAMOUNT'S GREAT AMERICA.....................   26

                              CISCO SYSTEMS, INC.

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS

     These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Cisco Systems, Inc., a California corporation (the "Company"), for the Annual Meeting of the Shareholders (the "Annual Meeting") to be held at 10:00 a.m. on November 10, 1999, at Paramount's Great America in the Paramount Pavilion, located at 1 Great America Parkway, Santa Clara, California 95054, and at any adjournments or postponements of the Annual Meeting. These proxy materials were first mailed to shareholders on or about September 27, 1999.

     ALL SHARE NUMBERS AND SHARE PRICES PROVIDED IN THIS PROXY STATEMENT HAVE BEEN ADJUSTED TO REFLECT THE THREE (3)-FOR-TWO (2) SPLIT OF COMMON STOCK EFFECTED ON SEPTEMBER 15, 1998 AND THE TWO (2)-FOR-ONE (1) SPLIT OF THE COMMON STOCK EFFECTED ON JUNE 21, 1999.

                               PURPOSE OF MEETING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

                         VOTING RIGHTS AND SOLICITATION

VOTING

     The Company's Common Stock is the only type of security entitled to vote at the Annual Meeting. On September 13, 1999, the record date for determination of shareholders entitled to vote at the Annual Meeting, there were shares of Common Stock outstanding. Each shareholder of record on September 13, 1999 is entitled to one vote for each share of Common Stock held by such shareholder on that date. A majority of the outstanding shares of Common Stock must be present or represented at the Annual Meeting in order to have a quorum. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business. In the election of directors, the ten candidates receiving the highest number of affirmative votes will be elected. Proposals 2 and 5 each require the approval of the affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting together with the affirmative vote of a majority of the required quorum. Proposals 3 and 4 each require the affirmative vote of a majority of the outstanding voting shares of the Company, together with the affirmative vote of a majority of the required quorum. Abstentions and broker non-votes can have the effect of preventing approval of a proposal where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum.

VOTING ELECTRONICALLY VIA THE INTERNET OR TELEPHONE

     Shareholders whose shares are registered directly with EquiServe may vote either via the Internet or by calling EquiServe. Specific instructions to be followed by any registered shareholder interested in voting via Internet or telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder's identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

     If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your Annual Report and Proxy Statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP's program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided. Shareholders who elected to receive the Annual Report and Proxy Statement over the Internet will be receiving an e-mail by September 27, 1999 with information on how to access shareholder information and instructions for voting.

PROXIES

     Whether or not you are able to attend the Annual Meeting, you are urged to vote your proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the nominees of the Board of Directors (proposal 1), FOR proposals 2, 3, 4 and 5 and in the discretion of the proxy holders, as to other matters that may properly come before the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company's principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person.

SOLICITATION OF PROXIES

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional solicitation material furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company has retained Corporate Investor Communications, Inc. ("CIC") to act as a proxy solicitor in conjunction with the Annual Meeting. Under the terms of an agreement dated August 16, 1999, the Company has agreed to pay $14,000, plus reasonable out of pocket expenses, to CIC for proxy solicitation services. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by directors, officers, or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

GENERAL

     The names of persons who are nominees for director and their positions and offices with the Company are set forth in the table below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees listed below unless otherwise instructed. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. The ten (10) nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company to serve until the next Annual Meeting and until their successors have been elected and qualified. Shareholders may not cumulate votes in the election of directors. Neither Robert L. Puette nor Masayoshi Son is standing for re-election to the Board at the Annual Meeting.

           NOMINEES                    POSITIONS AND OFFICES HELD WITH THE COMPANY
           --------                    -------------------------------------------
Carol A. Bartz................  Director
John T. Chambers..............  President, Chief Executive Officer, and Director
Mary A. Cirillo...............  Director
Dr. James F. Gibbons..........  Director
Edward R. Kozel...............  Senior Vice President, Corporate Development, and Director
James C. Morgan...............  Director
John P. Morgridge.............  Chairman of the Board
Arun Sarin....................  Director
Donald T. Valentine...........  Vice Chairman of the Board
Steven M. West................  Director

BUSINESS EXPERIENCE OF DIRECTORS

     Ms. Bartz, 51, has been a member of the Board of Directors since November 1996. From April 1992 to present she has served as Chairman of the Board and Chief Executive Officer of Autodesk, Inc. From April 1992 to September 1996 she was Chairman, Chief Executive Officer and President of Autodesk, Inc. Prior to that, she was with Sun Microsystems from August 1983 to April 1992 most recently as Vice President of Worldwide Field Operations. Ms. Bartz also currently serves on the Boards of Directors of BEA Systems, Inc., Cadence Design Systems, Inc. and Network Appliance, Inc.

     Mr. Chambers, 50, has been a member of the Board of Directors since November 1993. He joined the Company as Senior Vice President in January 1991 and became Executive Vice President in June 1994. Mr. Chambers became President and Chief Executive Officer of the Company as of January 31, 1995. Prior to his services at the Company, he was with Wang Laboratories for eight years, most recently as Senior Vice President of U.S. Operations.

     Ms. Cirillo, 52, has been a member of the Board of Directors since February 1998. She has been at Deutsche Bank as Chief Executive Officer of Global Institutional Services and Divisional Board Member of Global Technology and Services since the merger with Bankers Trust Company in June 1999. She was the Executive Vice President and Managing Director at Bankers Trust Company from July 1997 to June 1999. Prior to joining Bankers Trust, she was with Citibank, N.A. for twenty years, most recently as Senior Vice President. Ms. Cirillo also currently serves on the Board of Directors of Quest Diagnostics, Inc.

     Dr. Gibbons, 68, has been a member of the Board of Directors since May 1992. He is a Reid Weaver Dennis Professor of Electrical Engineering at Stanford University and also Special Consul to the Stanford President for Industrial Relations. He was Dean of the Stanford University School of Engineering from 1984 to 1996. Dr. Gibbons also currently serves on the Boards of Directors of Lockheed Martin Corporation, Centigram Communications Corporation and El Paso Natural Gas Company.

     Mr. Kozel, 44, has been a member of the Board of Directors since November 1996. He joined the Company as Director, Program Management in March 1989. In April 1992, he became Director of Field Operations and in February 1993, he became Vice President of Business Development. From January 1996 to April 1998 he was Senior Vice President and Chief Technical Officer. In April 1998, Mr. Kozel became Senior Vice President, Corporate Development of the Company.

     Mr. Morgan, 61, has been a member of the Board of Directors since February 1998. He has been Chief Executive Officer of Applied Materials, Inc. since 1977 and also Chairman of the Board since 1987. He was President of Applied Materials, Inc. from 1976 to 1987. He was previously a senior partner with West Ven Management, a private venture capital partnership affiliated with Bank of America Corporation.

     Mr. Morgridge, 66, joined the Company as President and Chief Executive Officer and was elected to the Board of Directors in October 1988. Mr. Morgridge became Chairman of the Board on January 31, 1995. From 1986 to 1988 he was President and Chief Operating Officer at GRiD Systems, a manufacturer of laptop computer systems. Mr. Morgridge currently serves on the Board of Directors of Polycom, Inc.

     Mr. Sarin, 44, has been a member of the Board of Directors since November 1998. He has been the Chief Executive Officer of the USA/Asia Pacific Region for Vodafone AirTouch, Plc since July 1999. From February 1997 to July 1999 he was the President and Chief Operating Officer of AirTouch Communications, Inc., a wireless telecommunications services company. He served as President and Chief Executive Officer of AirTouch International from April 1994 to February 1997. Mr. Sarin joined AirTouch Communications, Inc. in 1984 and held a variety of positions, including Vice President and General Manager, Vice President, Chief Financial Officer and Controller, and Vice President of Corporate Strategy. Mr. Sarin currently serves on the Boards of Directors of AirTouch Communications, Inc., Charles Schwab & Co., Inc. and PrimeCo Personal Communications, L.P., a wireless telecommunications services company.

     Mr. Valentine, 67, has been a member of the Board of Directors of the Company since December 1987 and was elected Chairman of the Board of Directors in December 1988. He became Vice Chairman of the Board on January 31, 1995. He has been a general partner of Sequoia Capital since 1974. Mr. Valentine currently serves as Chairman of the Board of Directors of C-Cube Microsystems Inc., a semiconductor video compression company, and Chairman of the Board of Network Appliance, Inc.

     Mr. West, 44, has been a member of the Board of Directors since April 1996. He has been the President and Chief Executive Officer of Entera, Inc. since September 1999. From January 1999 to August 1999 he was the President of the Services Business Unit at Electronic Data Systems Corporation. He was the President and Chief Executive Officer of Hitachi Data Systems, a joint venture computer hardware services company owned by Hitachi, Ltd. and Electronic Data Systems Corporation, from June 1996 to January 1999. Prior to that, Mr. West was at Electronic Data Systems Corporation from November 1984 to June of 1996, most recently as President of Electronic Data Systems Corporation Infotainment Business Unit.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year that ended on July 31, 1999, the Board of Directors held nine meetings. During this period, all of the directors except one attended or participated in more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all Committees of the Board on which each such director served. Masayoshi Son, a member of the Board of Directors residing in Japan, attended 50% of the Board of Directors meetings during the 1999 fiscal year.

     The Company has eight standing Committees: the Acquisition Committee, the Special Acquisition Committee, the Audit Committee, the Compensation/Stock Option Committee, the Executive Committee, the Investment Committee, the Nomination Committee, and the Special Stock Option Committee.

     The Acquisition Committee reviews acquisition strategies and candidates with the Company's management, approves acquisitions and also makes recommendations to the Board of Directors. This Committee acted by unanimous written consent on six separate occasions during the last fiscal year. This Committee currently consists of Messrs. Valentine, Chambers, Morgridge, Puette and Sarin.

     The Special Acquisition Committee reviews acquisition strategies and candidates with the Company's management, approves acquisitions below a certain dollar threshold and also makes recommendations to the Board of Directors. The Committee currently consists of Messrs. Chambers and Kozel.

     The Audit Committee is responsible for reviewing the Company's financial procedures and controls and for selecting and meeting with the independent accountants. This Committee held four meetings during the last fiscal year. This Committee currently consists of Ms. Bartz, Ms. Cirillo and Messrs. Puette and West.

     The Compensation/Stock Option Committee is responsible for reviewing the compensation arrangements in effect for the Company's executive officers and for administering all the Company's employee benefit plans, including the 1996 Stock Incentive Plan. This Committee acted by unanimous written consent on sixteen separate occasions during the last fiscal year. This Committee currently consists of Messrs. Puette, Gibbons, Morgan and Sarin.

     The Executive Committee's duties include anything permitted by law to be performed by the Board of Directors that does not require the full Board. This Committee held no meetings during the last fiscal year. This Committee currently consists of Messrs. Morgridge, Chambers, and Valentine.

     The Investment Committee reviews and approves the Company's investment policy, and the Company's currency, interest rate and equity risk management policies. The Committee also reviews the Company's minority equity investments, fixed income assets and its insurance management policies and programs. This Committee was established in January 1999 and held two meetings during the last fiscal year. This Committee currently consists of Messrs. Morgridge, Kozel and Valentine and Ms. Cirillo.

     The Nomination Committee is responsible for nominating new members to be considered for the Board of Directors. This Committee held no meetings during the last fiscal year. This Committee currently consists of Messrs. Chambers, Gibbons, and Puette.

     The Special Stock Option Committee has concurrent authorization with the Compensation/Stock Option Committee to make option grants under the 1996 Stock Incentive Plan to eligible individuals other than executive officers of the Company. This committee held no meetings during the last fiscal year with respect to the approval of such option grants. This committee currently consists of Messrs. Chambers and Morgridge.

DIRECTOR COMPENSATION

     Non-employee directors were each paid a $32,000 annual retainer fee for serving on the Board during the 1999 fiscal year. During such fiscal year, non-employee directors were also eligible to participate in the Discretionary Option Grant Program in effect under the 1996 Stock Incentive Plan and to receive periodic option grants under the Automatic Option Grant Program in effect under the 1996 Plan. Directors who are also employees of the Company are eligible to receive options under the Company's 1996 Stock Incentive Plan and to participate in the Company's 1989 Employee Stock Purchase Plan, the 401(k) Plan, and the Management Incentive Plan.

     At the Annual Meeting held on November 12, 1998, each of the following non-employee directors re-elected to the Board received an option grant under the Automatic Option Grant Program for 20,000 shares of Common Stock with an exercise price of $32.5938 per share: Ms. Bartz, Ms. Cirillo and Messrs. Gibbons, Morgan, Puette, Son, Valentine, and West. Mr. Sarin received an initial automatic option grant for 40,000 shares on September 22, 1998 when he was first appointed to the Board, with an exercise price of $31.4375 per share. The exercise price in effect for each option is equal to the fair market value per share of Common Stock on the grant date. Each option has a maximum term of nine
(9) years measured from the grant date, subject to earlier termination following the optionee's cessation of Board service. The shares subject to each 20,000-share grant will vest in two successive equal annual installments upon the optionee's completion of each year of Board service over the two (2)-year period measured from the grant date. The shares subject to the 40,000-share grant made to Mr. Sarin will vest in four (4) successive equal annual installments upon the completion of each year of Board service over the four (4)-year period measured from the grant date. Each option is immediately exercisable for all of the option shares; however, any shares purchased under the option will be subject to repurchase by the Company, at the option exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. Lastly, the option shares will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while a Board member.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR the nominees listed herein.

                                 PROPOSAL NO. 2

             APPROVAL OF AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN

     The Company's shareholders are being asked to approve an amendment to the Automatic Option Grant Program in effect for non-employee Board members under the Company's 1996 Stock Incentive Plan (the "1996 Plan"). The proposed amendment would effect the following changes to the Automatic Option Grant
Program:

          (i) Each newly elected or appointed non-employee Board member will receive an automatic option grant for 30,000 shares of Common Stock upon his or her initial election or appointment to the Board. Previously, such a newly elected or appointed non-employee Board member would have received an initial option grant for 20,000 shares.

          (ii) Each continuing non-employee Board member will receive an automatic option grant for 15,000 shares of Common Stock at each Annual Shareholders Meeting at which he or she is re-elected to the Board. Previously, such a continuing non-employee Board member would have received an annual option grant for 10,000 shares.

     The proposed amendment is intended to assure that the Automatic Option Grant Program is competitive and will provide sufficient equity incentives to attract and retain the services of highly-qualified and experienced non-employee Board members. The proposed amendment was adopted by the Board on July 8, 1999, subject to shareholder approval at the Annual Meeting.

     The following is a summary of the principal features of the 1996 Plan, as most recently amended. A copy of the 1996 Plan will be furnished by the Company to any shareholder upon written request to the Corporate Secretary located in San Jose, California.

DESCRIPTION OF THE 1996 PLAN

     Structure. The 1996 Plan consists of two (2) separate equity incentive programs: (i) a Discretionary Option Grant Program under which eligible individuals in the Company's employ or service may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock and
(ii) an Automatic Option Grant Program under which eligible non-employee Board members automatically receive option grants to purchase shares of Common Stock at designated intervals over their period of Board service. The principal features of each program are described below.

     Administration. The Compensation/Stock Option Committee of the Board currently serves as the Plan Administrator with respect to the Discretionary Option Grant Program. However, one or more additional Board committees may be appointed to administer that program with respect to certain designated classes of individuals in the Company's service. The term "Plan Administrator" as used in this summary means the Compensation/Stock Option Committee and any other appointed committee acting within the scope of its administrative authority under the 1996 Plan. Administration of the Automatic Option Grant Program is self-executing in accordance with the express provisions of that program, and no Plan Administrator exercises any discretion with respect to that program. Shareholder approval of this Proposal will also constitute pre-approval of each option granted under the amended Automatic Option Grant Program on or after the date of the Annual Meeting and the subsequent exercise of that option pursuant to the terms of such program and the applicable stock option agreement.

     Eligibility. Officers and employees, non-employee Board members, and independent consultants and advisors in the service of the Company or any parent or subsidiary corporation (whether now existing or subsequently established) are eligible to participate in the Discretionary Option Grant Program. Only non-employee Board members are eligible to participate in the Automatic Option Grant Program.

     As of August   , 1999, seven (7) executive officers, approximately
other employees and nine (9) non-employee Board members were eligible to participate in the Discretionary Option Grant Program, and each of those non-employee Board members was also eligible to participate in the Automatic Option Grant Program.

     Share Reserve. The 309,762,450 shares of Common Stock transferred from the Company's 1987 Stock Option Plan (the "Predecessor Plan") comprised the initial share reserve under the 1996 Plan. However, pursuant to the automatic share increase provisions of the 1996 Plan, the share reserve is to automatically increase on the first trading day of fiscal December each year, beginning with fiscal December in calendar year 1996 and continuing through fiscal December in calendar year 2001, by a number of shares equal to four and three quarters percent (4.75%) of the total number of shares of Common Stock outstanding on the last trading day in the immediately preceding fiscal November. As a result of the automatic share increases that occurred in December 1996, December 1997 and December 1998, the share reserve has been increased by an additional 435,351,114 shares to a total reserve of 745,113,564 shares.

     As of             , 1999 options covering         shares of Common Stock
were outstanding under the 1996 Plan,         shares had been issued, and
               shares remained available for future option grants.

     The shares issuable under the 1996 Plan may be made available either from the Company's authorized but unissued Common Stock or from Common Stock reacquired by the Company, including shares purchased in the open market. In addition, shares subject to any outstanding options under the 1996 Plan (including options transferred from the Predecessor Plan) which expire or terminate prior to exercise and any unvested shares reacquired by the Company pursuant to its repurchase rights under the 1996 Plan will be available for subsequent issuance.

     No one participant in the 1996 Plan may receive stock option grants or separately exercisable stock appreciation rights for more than 9,000,000 shares of Common Stock in the aggregate per calendar year. Shareholder approval of this Proposal will also constitute re-approval of that limit for purposes of Internal Revenue Code Section 162(m).

     Valuation. For purposes of establishing the option price and for all other valuation purposes under the 1996 Plan, the fair market value per share of Common Stock on any relevant date under the 1996 Plan will be the closing selling price per share of Common Stock on that date, as such price is reported on the Nasdaq National Market. The closing selling price of the Common Stock on
August   , 1999 was $   per share.

DISCRETIONARY OPTION GRANT PROGRAM

     Exercise Price, Term and Vesting Schedule. The options granted under the Discretionary Option Grant Program may be either incentive stock options under the federal tax laws or non-statutory options. Each granted option will have an exercise price per share not less than one hundred percent (100%) of the fair market value per share of Common Stock on the option grant date, and no granted option will have a term in excess of nine (9) years. The shares subject to each option will generally vest in a series of installments over a specified period of service measured from the grant date.

     Cessation of Service. Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding.

     Stock Appreciation Rights. Three types of stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program: (i) tandem rights, which require the option holder to elect between the exercise of the underlying option for shares of Common Stock and the surrender of such option for an appreciation distribution; (ii) stand-alone stock appreciation rights not tied to an option grant but with a base price per share equal to the fair market value per share of Common Stock on the grant date; and (iii) limited rights which become exercisable upon the occurrence of a hostile take-over.

     The appreciation distribution payable by the Company upon the exercise of a tandem stock appreciation right will be equal in amount to the excess of (i) the fair market value (on the exercise date) of the shares of Common Stock in which the optionee is at the time vested under the surrendered option over (ii) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the Plan Administrator's discretion, be made in cash or in shares of Common Stock valued at fair market value on the exercise date.

     The appreciation distribution payable by the Company upon the exercise of a stand-alone stock appreciation right will be equal in amount to the excess of
(i) the fair market value (on the exercise date) of the shares of Common Stock underlying the exercised right over (ii) the aggregate base price in effect for those shares. Such appreciation distribution may, at the Plan Administrator's discretion, be made in cash or in shares of Common Stock valued at fair market value on the exercise date. The base price in effect for each stand-alone right may not be less than the fair market value per share of Common Stock on the date that right is granted.

     One or more officers or directors of the Company subject to the short-swing profit restrictions of the Federal securities laws may, at the discretion of the Plan Administrator, be granted limited stock appreciation rights in connection with their option grants under the Discretionary Option Grant Program. Each option with such a limited stock appreciation right may be surrendered to the Company, to the extent such option is exercisable for one or more vested option shares, upon the successful completion of a hostile tender offer for more than thirty-five percent (35%) of the Company's outstanding voting stock. In return, the optionee will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the highest price per share of Common Stock paid in the tender offer over (ii) the option exercise price per share.

     Shares subject to stock appreciation rights exercised under the 1996 Plan will not be available for subsequent issuance.

     Shareholder Rights and Option Transferability. No optionee will have any shareholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance following optionee's death, and during the optionee's lifetime, the option may only be exercised by the optionee. However, the Plan Administrator may allow non-statutory options to be transferred or assigned during the optionee's lifetime to one or more members of the optionee's family or to a trust established exclusively for one or more such family members or to the optionee's former spouse, to the extent such transfer is in furtherance of the optionee's estate plan or in connection with a domestic relations order.

AUTOMATIC OPTION GRANT PROGRAM

     Under the Automatic Option Grant Program, non-employee Board members will receive option grants at specified intervals over their period of Board service. All grants under such program will be made in strict compliance with the express provisions of the program, and shareholder approval of this Proposal will also constitute pre-approval of each option granted on or after the date of the Annual Meeting pursuant to the amended provisions of the Automatic Option Grant Program summarized below and the subsequent exercise of that option in accordance with such provisions.

     If the shareholders approve this Proposal, then each individual who first becomes a non-employee Board member at or after the 1999 Annual Meeting, whether through election by the shareholders or appointment by the Board, will receive, at the time of such initial election or appointment, an initial automatic option grant for 30,000 shares of Common Stock, provided such individual was not previously in the Company's employ. In addition, on the date of each Annual Meeting, beginning with the 1999 Annual Meeting, each individual re-elected to serve as a non-employee Board member automatically will be granted a stock option to purchase 15,000 shares of Common Stock, provided such individual has served as a non-employee Board member for at least six (6) months. There will be no limit on the number of such 15,000-share option grants any one non-employee Board member may receive over his or her period of Board service, and non-employee Board members who have previously served in the Company's employ are fully eligible for one or more 15,000-share option grants.

     Prior to the amendment which is the subject of this Proposal, each newly elected or appointed non-employee Board member received a 20,000-share option grant at the time of initial appointment or election to the Board and each continuing non-employee Board member received an annual option grant for 10,000 shares at each Annual Shareholders Meeting at which he or she was re-elected to the Board.

     Each option granted under the Automatic Option Grant Program is subject to the following terms and conditions:

          - The exercise price per share will be equal to 100% of the fair market value per share of Common Stock on the automatic grant date.

          - Each option will have a maximum term equal to the lesser of (i) nine
     (9) years measured from the grant date or (ii) twelve (12) months following termination of Board service.

          - Each option will be immediately exercisable for all the option shares, but any purchased shares will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares.

          - The shares subject to each initial automatic 30,000 option grant will vest in four (4) successive equal annual installments over the optionee's period of Board service, with the first such installment to vest upon the completion of one (1) year of Board service measured from the initial automatic grant date. The shares subject to each annual automatic 15,000 option grant will vest in two (2) successive equal annual installments over the optionee's period of Board service, with the first such installment to vest upon the completion of one (1) year of Board service measured from the automatic grant date.

          - The shares subject to each outstanding automatic option grant will immediately vest should the optionee die or become permanently disabled while a Board member or should any of the following events occur while the optionee continues in Board service: (i) an acquisition of the Company by merger or asset sale; (ii) the successful completion of a hostile tender offer for more than thirty five percent (35%) of the outstanding voting securities; or (iii) a change in the majority of the Board occasioned by one or more contested elections for Board membership.

          - Upon the successful completion of a hostile tender offer for securities possessing more than thirty five percent (35%) of the total combined voting power of the Company's outstanding voting securities, each outstanding automatic option grant may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (i) the highest price per share of Common Stock paid in such hostile tender offer over (ii) the exercise price payable per share. Shareholder approval of this Proposal will also constitute pre-approval of each option grant with such a cash surrender right made on or after the date of the Annual Meeting and the subsequent exercise of that right in accordance with the foregoing terms.

GENERAL PROVISIONS

     Vesting Acceleration. If the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed or replaced by the successor corporation will automatically accelerate in full, except to the extent that option is assumed or replaced by the successor corporation. However, the Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become fully exercisable for all option shares in the event those options are assumed in an acquisition and the optionee's service with the Company or the acquiring entity is involuntarily terminated within a designated period following such acquisition. If there is a hostile change in control of the Company (whether by successful tender offer for more than thirty five percent (35%) of the outstanding voting stock or by proxy contest for the election of Board members), each outstanding option under the Discretionary Option Grant will automatically accelerate in full and become exercisable for all of the option shares as fully-vested shares. The shares subject to each option outstanding under the Automatic Option Grant Program will automatically vest in full in the event of an acquisition of the Company by merger or asset sale or a hostile change in control of the Company.

     The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

     Financial Assistance. The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any optionee may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares.

     Changes in Capitalization. In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1996 Plan, (ii) the maximum number and/or class of securities for which any one person may be granted stock options or separately exercisable stock appreciation rights under the 1996 Plan per calendar year,
(iii) the number and/or class of securities for which grants are subsequently to be made under the Automatic Option Grant Program to new and continuing non-employee Board members and (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder [BROBECK REVIEWING THIS SECTION].

     Each outstanding option which is assumed in connection with an acquisition will be appropriately adjusted to apply and pertain to the number and class of securities which would otherwise have been issued, in consummation of such acquisition to the option holder had the option been exercised immediately prior to the acquisition. Appropriate adjustments will also be made to the option price payable per share and to the class and number of securities available for future issuance under the 1996 Plan on both an aggregate and a per-participant basis.

     Special Tax Election. The Plan Administrator may, in its discretion, provide one or more holders of outstanding options under the Discretionary Option Grant Program with the right to have the Company withhold a portion of the shares of Common Stock otherwise issuable to such individuals in satisfaction of the income and employment withholding taxes to which they become subject in connection with the exercise of those options. Alternatively, the Plan Administrator may allow such individuals to deliver existing shares of Common Stock in satisfaction of such withholding tax liability.

     Amendment and Termination. The Board may amend or modify the 1996 Plan in any or all respects whatsoever. However, certain amendments may require shareholder approval pursuant to applicable laws and regulations.

     Unless sooner terminated by the Board, the 1996 Plan will in all events terminate on December 31, 2006. Any options outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grants.

     Predecessor Plan. All outstanding options under the Predecessor Plan which were transferred to the 1996 Plan continue to be governed solely by the terms of the documents evidencing such options, and no provisions of the 1996 Plan affect or otherwise modify the rights or obligations of the holders of those transferred options with respect to their acquisition of shares of Common Stock. However, the Plan Administrator has complete discretion to extend one or more provisions of the 1996 Plan to the transferred options to the extent those options do not otherwise contain such provisions.

OPTION GRANTS

     For each of the executive officers named in the Summary Compensation Table and the various indicated groups, the table below shows (i) the number of shares of Common Stock subject to options granted under the 1996 Plan during the period
from July   , 1998 to August   , 1999 and (ii) the weighted average exercise
price payable per share under such options.

                                                                                WEIGHTED
                                                                                AVERAGE
                                                                             EXERCISE PRICE
                                                              NUMBER OF        OF GRANTED
                    NAME AND POSITION                       OPTION SHARES       OPTIONS
                    -----------------                       -------------    --------------
John T. Chambers
  President and Chief Executive Officer...................
Gary J. Daichendt
  Senior Vice President, Worldwide Operations.............
Larry R. Carter
  Senior Vice President, Finance and Administration, Chief
     Financial Officer, and Secretary.....................
Donald J. Listwin
  Senior Vice President, Service Provider Line of
     Business.............................................
Mario Mazzola
  Senior Vice President, Enterprise Line of Business......
All current executive officers, including John P.
  Morgridge in his capacity as Chairman of the Board, as a
  group (  persons).......................................
All current directors (other than executive officers) as a
  group (  persons).......................................
All employees, including current officers who are not
  executive officers, as a group (  persons)..............

     In July 1997, the Company implemented the Special Non-Officer Stock Incentive Plan, pursuant to which 4,500,000 shares of Common Stock have been authorized for issuance over the ten (10)-year term of that plan pursuant to stock option grants or share right awards. The shares will be made available from the Company's authorized but unissued Common Stock or from Common Stock
repurchased by the Company. As of             , 1999, options for
               shares of Common Stock were outstanding under this plan with a
weighted average exercise price of $     per share, and                of Common
Stock were subject to outstanding share right awards which are to vest upon the Company's attainment of certain performance milestones.

NEW PLAN BENEFITS

     As of August   , 1999, no options have been granted on the basis of the
proposed increases to the number of shares of Common Stock for which newly elected or appointed non-employee Board members and continuing non-employee Board members may be granted stock options under the Automatic Option Grant Program. However, if this Proposal is approved by the shareholders, then at the Annual Meeting, each of the following individuals will, upon re-election to the Board, receive an option grant under the Automatic Option Grant Program to purchase 15,000 shares of Common Stock at an exercise price per share equal to the fair market value per share of Common Stock on the grant date: Ms. Bartz, Ms. Cirillo and Messrs. Gibbons, Morgan, Sarin, Valentine and West.

FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS GRANTED UNDER THE OPTION PLAN

     Options granted under the 1996 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the option grant date and more than one (1) year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

     Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for those shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of the shares on the exercise date over (ii) the exercise price paid for those shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be taxable as a capital gain or loss.

     If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

     Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

STOCK APPRECIATION RIGHTS

     No taxable income is recognized upon the receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the right is exercised, equal to the excess of the fair market value of the underlying shares of Common Stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year of the Company in which such ordinary income is recognized.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code Section 162(m).

ACCOUNTING TREATMENT

     Option grants with an exercise price per share equal to 100% of the fair market value of the shares at the time of grant will not result in any direct charge to the Company's earnings. However, the fair value of those options must be disclosed in the notes to the Company's financial statements, in the form of pro-forma statements to those financial statements, the impact those options would have upon the Company's reported earnings were the value of those options at the time of grant treated as compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a diluted basis.

     On March 31, 1999, the Financial Accounting Standards Board issued an Exposure Draft of a proposed interpretation of APB Opinion 25, "Accounting for Stock Issued to Employees." Under the proposed interpretation, as modified on August 11, 1999, option grants made to non-employee consultants (but not non-employee Board members) after December 15, 1998 will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final amendment) and the vesting date of each installment of the option shares.

     Should one or more optionees be granted stock appreciation rights under the 1996 Plan that have no conditions upon exercisability other than a service or employment requirement, then such rights would result in a compensation expense to be charged against the Company's reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of Common Stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

SHAREHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the 1999 Meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this Proposal. Should such shareholder approval not be obtained, the proposed increases to the number of shares of Common Stock for which newly elected or appointed non-employee Board members and continuing non-employee Board members may be granted stock options under the Automatic Option Grant Program will not become effective. The 1996 Plan will continue to remain in effect and option grants will continue to be made pursuant to the provisions of the 1996 Plan, including option grants under the Automatic Option Grant Program as in effect prior to the amendments summarized in this Proposal, until the available reserve of Common Stock under the 1996 Plan has been issued.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the shareholders vote FOR the amendment to the Automatic Option Grant Program of the 1996 Plan.

                                 PROPOSAL NO. 3

                        APPROVAL OF AMENDMENT TO BYLAWS

GENERAL

     Section 2 of Article III of the Company's Amended and Restated Bylaws (the "Bylaws") currently provides that the authorized number of directors shall be a minimum of seven (7) and a maximum of thirteen (13), with the exact number of directors to be fixed from time to time within such range by the Board of Directors or the shareholders. The Board of Directors has adopted, subject to shareholder approval, an amendment to the Bylaws that would increase the specified limits of the authorized number of directors to a maximum of fifteen
(15).

     The Board of Directors believes that this proposed Bylaw amendment will enable the Board to take timely advantage of the availability of well-qualified candidates for appointment to the Board, in particular, candidates from outside the Company whose skills and experience will benefit the Company.

AMENDMENT TO BYLAWS

     If approved, Section 2 of Article III of the Bylaws would be amended to read as follows:

     "Section 2. NUMBER AND QUALIFICATION OF DIRECTORS. The number of authorized directors shall be not less than seven (7) nor more than fifteen (15), with the exact number of directors to be fixed from time to time within such range by a duly adopted resolution of the Board of Directors or shareholders in accordance with the Company's Bylaws."

SHAREHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding voting shares of the Company together with the affirmative vote of a majority of the required quorum is required for approval of the proposed amendment to the Bylaws at the 1999 Annual Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the shareholders vote FOR the approval of the amendment to the Company's Bylaws.

                                 PROPOSAL NO. 4

          APPROVAL OF AMENDMENT TO RESTATED ARTICLES OF INCORPORATION

GENERAL

     The shareholders are being asked to approve a Certificate of Amendment to the Company's Restated Articles of Incorporation (the "Articles") to increase the authorized number of shares of Common Stock from 5,400,000,000 to 10,000,000,000. The Board authorized the amendment on July 8, 1999. The full text of the proposed amendment to the Articles is set forth below.

     The Articles currently provide that the Company is authorized to issue two classes of stock, consisting of 5,400,000,000 shares of Common Stock and
5,000,000 shares of Preferred Stock. On             , 1999,
shares of Common Stock were issued and outstanding, and                shares of
Common Stock were reserved for issuance upon the exercise of outstanding options. The remaining shares of authorized but unissued Common Stock are not reserved for any specific use and are available for future issuance.

PURPOSE AND EFFECT OF AMENDMENT

     The proposed amendment will authorize sufficient additional shares of Common Stock to provide the Company the flexibility to make such issuances as may be necessary in order for the Company to complete acquisitions or other corporate transactions and to issue shares in connection with the Company's stock option, stock purchase and other existing employee benefit plans. The proposed amendment to the Articles, authorizing an additional 4,600,000,000 shares of Common Stock, would facilitate the Company's ability to accomplish these goals and other business and financial objectives in the future without the necessity of delaying such activities for further shareholder approval except as may be required in particular cases by the Company's charter documents, applicable law or the rules of any stock exchange or other system on which the Company's securities may then be listed. Future issuances of additional shares of Common Stock or securities convertible into Common Stock, whether pursuant to an acquisition or other corporate transaction, would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing shareholders. The availability for issuance of additional shares of Common Stock could discourage or make more difficult efforts to obtain control of the Company.

AMENDMENT TO RESTATED ARTICLES

     If approved, Section A of Article IV of the Restated Articles of Incorporation would be amended and restated as follows:

     "(A) Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the corporation is authorized to issue is Ten Billion Five Million (10,005,000,000) shares. Ten Billion (10,000,000,000) shares shall be Common Stock, par value of $0.001, and Five Million (5,000,000) shall be Preferred Stock."

SHAREHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding voting shares of the Company, together with the affirmative vote of a majority of the required quorum, is required for approval of the proposed Certificate of Amendment to the Company's Restated Articles of Incorporation at the 1999 Annual Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believes that the amendment of the Articles is necessary to provide the Company agility and flexibility over the upcoming years. The Board of Directors recommends that the shareholders vote FOR the approval of a Certificate of Amendment to the Company's Restated Articles of Incorporation.

                                 PROPOSAL NO. 5

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

GENERAL

     The Company is asking the shareholders to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending July 29, 2000. The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the 1999 Annual Meeting together with the affirmative vote of a majority of the required quorum, is required to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants.

     In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the Company's and its shareholders' best interests.

     PricewaterhouseCoopers LLP has audited the Company's financial statements annually since fiscal 1988. Its representatives will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company's independent accountants for the fiscal year ending July 29, 2000.

                            OWNERSHIP OF SECURITIES

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of July 31, 1999 for (i) all persons who are beneficial owners of five percent or more of the Company's Common Stock, (ii) each director and nominee for director,
(iii) the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table below, and (iv) all current executive officers and directors as a group as of July 31, 1999:

                                                                 NUMBER
                                                               OF SHARES
                                                              BENEFICIALLY    PERCENT
                            NAME                                OWNED(1)      OWNED(2)
                            ----                              ------------    --------
Carol A. Bartz..............................................      155,000         *
Larry R. Carter(3)..........................................    1,853,901         *
John T. Chambers(4).........................................    7,400,083         *
Mary A. Cirillo.............................................       80,000         *
Gary J. Daichendt...........................................      564,974         *
James F. Gibbons............................................      115,460         *
Edward R. Kozel.............................................    1,337,452         *
Donald J. Listwin(5)........................................    1,432,248         *
Mario Mazzola...............................................    1,031,494         *
James C. Morgan(6)..........................................       84,500         *
John P. Morgridge(7)........................................   42,874,159       1.3
Robert L. Puette............................................      200,000         *
Arun Sarin..................................................       41,500         *
Masayoshi Son...............................................      290,000         *
Donald T. Valentine(8)......................................    2,725,882         *
Steven M. West(9)...........................................      132,700         *
All executive officers and directors as a group (18
  persons)(10)..............................................   73,812,114       2.2

---------------
  *  Less than one percent.

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. The number of shares beneficially owned includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after July 31, 1999, including, but not limited to, upon the exercise of an option.

 (2) Percentage of beneficial ownership is based upon 3,271,171,395 shares of Common Stock, all of which were outstanding on July 31, 1999. For each named person, this percentage includes Common Stock of which such person has the right to acquire beneficial ownership either currently or within 60 days of July 31, 1999, including, but not limited to, upon the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other person. Such calculation is required by General Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934. Based upon a review of 13G filings made with the Securities and Exchange Commission during fiscal year 1999, there were no 5% shareholders.

 (3) Includes 16,304 shares held by the Carter Rev. Trust dated October 18,
     1994.

 (4) Includes 17,964 shares held by the Sequoia Capital VII Partnership.

 (5) Includes 34,626 shares held by Lorene Arey.

 (6) Includes 4,500 shares held by Rebecca Q. Morgan.

 (7) Includes                shares held by John P. Morgridge and Tashia F.
     Morgridge as Trustees of the Morgridge Family Trust (UTA DTD 6/30/88). Includes 81,434 shares held by Tashia F. Morgridge. Includes shares held in the Morgridge Family Foundation. Includes 9,044 shares held by the Sequoia Technology VI Partnership.

 (8) Includes 877,434 shares held by the Donald T. Valentine Family Trust Under Agreement dated April 29, 1967. Includes 928,443 shares held in total by the following partnerships in which Mr. Valentine holds a partnership or other economic interest: 16,966 shares held by Sequoia Technology Partners VI, 1,196 shares held by Sequoia XXIV, 50,780 shares held by Sequoia 1995, 527,071 shares held by Sequoia Capital VII, 23,616 shares held by Sequoia Technology Partners VII and 308,814 shares held by Sequoia Capital VI (collectively the "Sequoia Entities"). Mr. Valentine disclaims beneficial ownership of shares held by the Sequoia Entities, except to the extent of his pecuniary interest therein.

 (9) Includes 200 shares held by Donna Karam.

(10) Includes outstanding options to purchase 27,160,681 shares of Common Stock to the extent such options are either currently exercisable or will become exercisable within 60 days after July 31, 1999. See Note 2 with respect to shares that have been included herein.

COMPLIANCE WITH SEC REPORTING REQUIREMENTS

     Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in their ownership to the Securities and Exchange Commission ("SEC"). Specific due dates have been established by the SEC, and the Company is required to disclose in this Proxy Statement any failure to file by those dates. Based upon (i) the copies of
Section 16(a) reports that the Company received from such persons for their 1999 fiscal year transactions and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed for them for the 1999 fiscal year, the Company believes that there has been compliance with all Section 16(a) filing requirements applicable to such officers, directors, and ten-percent beneficial owners for such fiscal year.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION COMMITTEE REPORT

     The Compensation/Stock Option Committee (the "Committee") of the Board of Directors sets the compensation of the Chief Executive Officer, reviews the design, administration and effectiveness of compensation programs for other key executives, and approves stock option grants for all executive officers. The Committee, serving under a charter adopted by the Board of Directors, is composed entirely of outside directors who have never served as officers of the Company.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Company operates in the extremely competitive and rapidly changing high technology industry. The Committee believes that the compensation programs for the executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of designated financial targets, individual contribution, customer satisfaction and financial performance relative to that of the Company's competitors. Within this overall philosophy, the Committee's objectives are to:

     - Offer a total compensation program that takes into consideration the compensation practices of a group of specifically identified peer companies (the "Peer Companies") and other selected companies with which the Company competes for executive talent.

     - Provide annual variable incentive awards that take into account the Company's overall financial performance in terms of designated corporate objectives and the relative performance of the Peer Companies as well as individual contributions and a measure of customer satisfaction.

     - Align the financial interests of executive officers with those of shareholders by providing significant equity-based, long-term incentives.

COMPENSATION COMPONENTS AND PROCESS

     The three major components of the Company's executive officer compensation are: (i) base salary, (ii) variable incentive awards, and (iii) long-term, equity-based incentive awards.

     The Committee determines the compensation levels for the executive officers with the assistance of the Company's Human Resources Department, which works with an independent consulting firm that furnishes the Committee with executive compensation data drawn from a nationally recognized survey of similarly sized technology companies which have been identified as the Peer Companies. A significant number of the Peer Companies are listed in the Hambrecht & Quist Technology Index, which is included in the Stock Performance Graph for this proxy statement. Certain companies not included in this Index were considered Peer Companies because the Company competes for executive talent with those firms. However, some organizations in the Hambrecht & Quist Technology Index were excluded from the Peer Company list because they were not considered competitors for executive talent or because compensation information was not available.

     The positions of the Company's CEO and executive officers were compared with those of their counterparts at the Peer Companies, and the market compensation levels for comparable positions were examined to determine base salary, target incentives and total cash compensation. In addition, the practices of the Peer Companies concerning stock option grants were reviewed and compared.

     BASE SALARY. The base salary for each executive officer is determined at levels considered appropriate for comparable positions at the Peer Companies. The Company's policy is to target base salary levels between the 25TH AND 50THpercentile of compensation practices at the Peer Companies.

     VARIABLE INCENTIVE AWARDS. To reinforce the attainment of Company goals, the Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. The annual incentive pool for executive officers is determined on the basis of the Company's achievement of the financial performance targets established at the beginning of the fiscal year and also includes a range for the executive's contribution, a measure of customer satisfaction and a strategic component tied to the Company's performance relative to a select group of competitors. The incentive plan sets a threshold level of Company performance based on both revenue and profit before interest and taxes that must be attained before any incentives are awarded. Once the fiscal year's threshold is reached, specific formulas are in place to calculate the actual incentive payment for each officer. A target is set for each executive officer based on targets for comparable positions at the Peer Companies and is stated in terms of an escalating percentage of the officer's base salary for the year. IN FISCAL 1999, THE COMPANY EXCEEDED ITS CORPORATE PERFORMANCE TARGETS AS WELL AS THE STRATEGIC TARGET TIED TO REVENUE PERFORMANCE RELATIVE TO THE SELECTED COMPETITOR GROUP. AWARDS PAID REFLECTED THOSE RESULTS PLUS INDIVIDUAL ACCOMPLISHMENTS OF BOTH CORPORATE AND FUNCTIONAL OBJECTIVES AND A COMPONENT BASED UPON CUSTOMER SATISFACTION.

     LONG-TERM, EQUITY-BASED INCENTIVE AWARDS. The goal of the Company's long-term, equity-based incentive awards is to align the interests of executive officers with shareholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Committee determines the size of long-term, equity-based incentives according to each executive's position within the Company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Committee takes into account an individual's recent performance, his or her potential for future responsibility and promotion, comparable awards made to individuals in similar positions with the Peer Companies, and the number of unvested options held by each individual at the time of the new grant. The relative weight given to each of these factors varies among individuals at the Committee's discretion.

     During fiscal 1999, the Committee made option grants to MESSRS. CARTER, CHAMBERS, DAICHENDT, LISTWIN AND MAZZOLA under the Company's 1996 Stock Incentive Plan. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. Options granted to this group of individuals in April 1999 and later vest in periodic installments over a FIVE (5)-YEAR period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grants will provide a return only if the officer remains with the Company and only if the market price appreciates over the option term. THE SEPTEMBER 1998 OPTION GRANT MADE TO MR. DAICHENDT AND THE OPTION GRANTS MADE TO THE COMPANY'S EXECUTIVE OFFICERS, IN PRIOR FISCAL YEARS, VEST OR HAVE VESTED OVER A FOUR (4)-YEAR PERIOD. THE COMMITTEE BELIEVES THAT THE LONGER VESTING SCHEDULE WILL ENHANCE THE COMPANY'S ABILITY TO RETAIN THE SERVICES OF KEY EXECUTIVES THROUGH THE EQUITY INCENTIVES PROVIDED UNDER THE 1996 PLAN.

     CEO COMPENSATION. The annual base salary for Mr. Chambers was established
by the Committee ON AUGUST   , 1998, FOR THE PERIOD JULY 26, 1998 TO JULY 31,
1999. The Committee's decision was based on both Mr. Chambers' personal performance of his duties and the salary levels paid to chief executive officers of the Peer Companies, but set below the 25TH percentile of the surveyed data in order to have a substantial portion of his total compensation, in the form of variable incentive awards and stock option grants, tied to Company performance and stock price appreciation.

     Mr. Chambers' 1999 fiscal year incentive compensation was based on the actual financial performance of the Company in achieving designated corporate objectives and attaining a strategic revenue objective measured against competitor performance and also included a component based upon customer satisfaction. Mr. Chambers' incentive compensation was based on the incentive plan used for all executive officers and provided no dollar guarantees. The option grant made to Mr. Chambers during the 1999 fiscal year was awarded within substantially the same timeframe the Committee granted stock options to other employees under the Company's broad-based stock option program. The option grant made to Mr. Chambers was based upon his performance and leadership with the Company and placed a significant portion of his total compensation at risk, since the value of the option grant depends upon the appreciation of the Company's Common Stock over the option term. AS MENTIONED, THE OPTION GRANT TO MR. CHAMBERS HAS THE NEW FIVE (5)-YEAR VESTING SCHEDULE APPLICABLE TO THE EXECUTIVE OFFICERS INSTEAD OF THE STANDARD FOUR (4)-YEAR VESTING SCHEDULE IN EFFECT FOR MOST OTHER EMPLOYEES.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m). Section 162(m) of the Internal Revenue Code disallows a Federal income tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds one million dollars per covered officer in any fiscal year. This limitation applies only to compensation which is not considered to be performance based. The Company's 1996 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. NON-PERFORMANCE BASED COMPENSATION PAID TO THE COMPANY'S EXECUTIVE OFFICERS FOR THE 1999 FISCAL YEAR EXCEEDED THE $1 MILLION LIMIT PER OFFICER ONLY BY AN INSUBSTANTIAL AMOUNT FOR ONE EXECUTIVE OFFICER, AND THE COMMITTEE HAS DECIDED NOT TO TAKE ANY ACTION

AT THIS TIME TO LIMIT OR RESTRUCTURE THE ELEMENTS OF CASH COMPENSATION PAYABLE TO THE COMPANY'S EXECUTIVE OFFICERS. [BROBECK CONFIRMING THE COMPENSATION THAT IS INCLUDED]

                     COMPENSATION/STOCK OPTION COMMITTEE

                          Robert L. Puette, Chairman
                               James F. Gibbons

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation/Stock Option Committee of the Company's Board of Directors for the 1999 fiscal year are those named above in the Compensation/Stock Option Committee Report. No member of this Committee was at any time during the 1999 fiscal year or at any other time an officer or employee of the Company.

     Mr. Puette, the Chairman of the Compensation/Stock Option Committee, is the President, Chief Executive Officer and member of the Board of Directors of Centigram Communications Corporation and Mr. Kozel, an executive officer of the Company, is also a member of the Centigram Communications Corporation Board of Directors. Mr. Kozel resigned as a Board of Director of Centigram Communications Corporation, effective June 23, 1999. No other executive officer of Cisco Systems, Inc. served on the board of directors or compensation committee of any entity that includes one or more members of the Board of Directors of Cisco Systems, Inc.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth the compensation earned, by the Company's Chief Executive Officer and the four other highest-paid executive officers whose salary and bonus for the 1999 fiscal year were in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for each of the last three fiscal years. No executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the 1999 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that fiscal year. The individuals included in the table will be collectively referred to as the "Named Officers."

                           SUMMARY COMPENSATION TABLE

                                                 COMPENSATION
                                 ---------------------------------------------    LONG-TERM
                                      ANNUAL COMPENSATION         OTHER ANNUAL   COMPENSATION    ALL OTHER
                                 ------------------------------   COMPENSATION      AWARDS      COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)(1)      ($)(2)       OPTIONS(#)       ($)(3)
  ---------------------------    ----   ---------   -----------   ------------   ------------   ------------
John T. Chambers...............  1999    305,915      637,184             0       2,500,000        1,500
  President, Chief Executive     1998    285,622      604,895             0       2,700,000        1,500
  Officer, Director              1997    266,991      291,243                     3,600,000        1,500
Donald J. Listwin..............  1999    397,399      637,280         6,306         500,000            0
  Executive Vice President,      1998    332,261      598,407        21,341         825,000            0
  Service Provider and           1997    282,712      187,122        21,903         787,500            0
  Consumer Lines of Business
Larry R. Carter................  1999    367,063      612,131        13,085         320,000        1,500
  Senior Vice President,         1998    326,439      555,152        22,431         675,000        1,500
  Finance and Administration,    1997    270,166      200,078        23,030         562,500        1,500
  Chief Financial Officer,
  and Secretary
Gary J. Daichendt..............  1999    368,490      591,053             0         600,000            0
  Executive Vice President,      1998    322,132      547,697             0         600,000            0
  Worldwide Operations           1997    265,325      183,711             0         900,000            0
Mario Mazzola..................  1999    374,640      576,882             0         320,000        1,500
  Senior Vice President,         1998    327,353      556,839             0         600,000        1,500
  Enterprise Line of Business    1997    266,740      199,021             0       1,125,000        1,500

---------------
(1) The amounts shown under the Bonus column represent cash bonuses earned for the indicated fiscal years.

(2) The amounts reported for the 1999 fiscal year consist of: (i) reimbursement for the payment of taxes attributable to imputed interest income on certain loans made by the Company to the Named Officers ($6,306 for Mr. Listwin and $13,085 for Mr. Carter).

(3) Represents the matching contribution which the Company made on behalf of each Named Officer to the Company's 401(k) Plan.

STOCK OPTIONS

     The following table provides information with respect to the stock option grants made during the 1999 fiscal year under the Company's 1996 Stock Incentive Plan to the Named Officers. No stock appreciation rights were granted to the Named Officers during the fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                             -------------------------------------------------      POTENTIAL REALIZABLE
                             NUMBER OF    % OF TOTAL                              VALUE OF ASSUMED ANNUAL
                             SECURITIES     OPTIONS                                    RATES OF STOCK
                             UNDERLYING   GRANTED TO                                 PRICE APPRECIATION
                              OPTIONS      EMPLOYEES    EXERCISE                     FOR OPTION TERM(2)
                              GRANTED      IN FISCAL      PRICE     EXPIRATION   --------------------------
           NAME                 (1)          YEAR       ($/SHARE)      DATE         5%($)         10%($)
           ----              ----------   -----------   ---------   ----------   -----------   ------------
John T. Chambers...........  2,500,000      2.3621      $52.8438     04/16/08    $72,835,695   $179,397,790
Donald J. Listwin..........    400,000       .3779       57.2188     04/05/08     12,618,536     31,080,055
                               100,000       .0945       52.8438     04/16/08      2,913,428      7,175,912
Larry R. Carter............    320,000       .3024       57.2188     04/05/08     10,094,828     24,864,044
Gary J. Daichendt..........    100,000       .0945       30.5313     09/18/07      1,683,277      4,145,991
                               400,000       .3779       57.2188     04/05/08     12,618,536     31,080,055
                               100,000       .0945       52.8438     04/16/08      2,913,428      7,175,912
Mario Mazzola..............    320,000       .3024       57.2188     04/05/08     10,094,828     24,864,044

---------------
(1) Options were granted on September 18, 1998, April 5, 1999 and April 16, 1999 and have a maximum term of 9 years measured from the applicable grant date, subject to earlier termination in the event of the optionee's cessation of service with the Company. The exercise price and shares for each option has been adjusted to reflect the June 21, 1999 split of the Common Stock. The stock option granted in September 1998 will become exercisable for 25% of the option shares upon the completion of one year of service measured from the grant date and will become exercisable for the remaining shares in equal monthly installments over the next 36 months of service thereafter. Options granted in April 1999 will become exercisable for 20% of the option shares upon the completion of one year of service and will become exercisable for the remaining shares in equal monthly installments over the next 48 months of service thereafter. However, the option will immediately become exercisable for all of the option shares in the event the Company is acquired by a merger or asset sale, unless the options are assumed by the acquiring entity, or in the event there is a hostile change in control or ownership of the Company.

(2) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the nine (9)-year option term will be at the assumed 5% or 10% annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

OPTION EXERCISES AND HOLDINGS

     The table below sets forth information with respect to the Named Officers concerning their exercise of options during the 1999 fiscal year and the unexercised options held by them as of the end of such year. No stock appreciation rights were exercised during the fiscal year, and no stock appreciation rights were outstanding at the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                 NUMBER OF         VALUE        OPTIONS AT JULY 31, 1999        AT JULY 31, 1999($)(1)
                              SHARES ACQUIRED     REALIZED     ---------------------------   ----------------------------
            NAME                ON EXERCISE        ($)(2)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
            ----              ---------------   ------------   -----------   -------------   ------------   -------------
John T. Chambers............     2,970,000      $120,757,030    6,056,250      5,893,750     $310,567,933   $171,884,772
Donald J. Listwin...........     1,216,876        46,464,440    1,208,593      1,494,531       57,772,975     46,351,116
Larry R. Carter.............       532,800        20,151,804    1,764,544      1,105,156       92,958,083     36,896,477
Gary J. Daichendt...........       683,918        17,115,566      457,501      1,443,751       21,133,055     43,505,008
Mario Mazzola...............       600,000        16,015,519      845,910      1,412,188       41,403,872     52,185,203

---------------
(1) Based upon the market price of $62.1250 per share, which was the closing selling price per share of Common Stock on the Nasdaq National Market on the last day of the 1999 fiscal year, as adjusted for the September 15, 1998 and June 21, 1999 split of the Common Stock, less the option exercise price payable per share.

(2) Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

     None of the Company's executive officers have employment or severance agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors.

     Each outstanding option under the Company's 1996 Stock Incentive Plan will vest and become immediately exercisable for all of the option shares at the time subject to that option in the event there should occur a hostile take-over of the Company, whether through a tender offer for more than thirty-five percent (35%) of the Company's outstanding voting securities which the Board does not recommend the shareholders to accept or a change in the majority of the Board as a result of one or more contested elections for Board membership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In February 1995, the Company loaned Larry R. Carter, Senior Vice President, Finance and Administration, Chief Financial Officer, and Secretary of the Company, $400,000. The loan was paid in full in February 1999. The loan was interest free and was collateralized by a deed of trust on real property.

     In January 1996, the Company loaned Gary J. Daichendt, Senior Vice President, Worldwide Operations of the Company, $400,000. The loan is due in full on January 12, 2000. The loan is interest free and is collaterized by a deed of trust on real property.

     In April 1996, the Company loaned Donald J. Listwin, Executive Vice President, Service Provider and Consumer Lines of Business, $400,000. The loan was paid in full in September 1998. The loan was interest free and was collaterized by a deed of trust on real property.

                            STOCK PERFORMANCE GRAPH

     The graph depicted below shows the Company's stock price as an index assuming $100 invested on July 31, 1994, along with the composite prices of companies listed in the S&P 500 and the Hambrecht & Quist Technology Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                                                                                                            HAMBRECHT & QUIST
                                                   CISCO SYSTEMS, INC.              S & P 500                  TECHNOLOGY
                                                   -------------------              ---------               -----------------
7/31/94                                                    100                         100                         100
7/30/95                                                    267                         126                         186
7/28/96                                                    489                         147                         179
7/26/97                                                    759                         224                         302
7/25/98                                                   1396                         267                         326
7/31/99                                                   2662                         321                         526

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings made by the Company under those statutes, the preceding Compensation/Stock Option Committee Report on Executive Compensation and the Company Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

Notes

(1) The Company's fiscal year ended on July 31, 1999.

(2) No cash dividends have been declared on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

                 SHAREHOLDER PROPOSALS FOR 2000 PROXY STATEMENT

     Shareholder proposals that are intended to be presented at the Company's Annual Meeting of Shareholders to be held in 2000 must be received by the Company no later than May 30, 2000 in order to be included in the proxy statement and related proxy materials.

     In addition, the proxy solicited by the Board of Directors for the 2000 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless the Company is provided with notice of such proposal no later than August 13, 2000.

                                   FORM 10-K

     THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO CISCO SYSTEMS, INC., 170 W. TASMAN DRIVE, SAN JOSE, CALIFORNIA 95134-1706, ATTN: INVESTOR RELATIONS.

                                 OTHER MATTERS

     The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ LARRY R. CARTER
                                          -------------------
                                          Larry R. Carter
                                          Secretary

                  DIRECTIONS TO PARAMOUNT'S GREAT AMERICA MAP








                                    [MAP]

                                     PROXY

                              CISCO SYSTEMS, INC.


                Annual Meeting of Shareholders, November 10, 1999
 This Proxy is Solicited on Behalf of the Board of Directors of Cisco Systems, Inc.


The undersigned revokes all previous proxies, acknowledges receipt of the notice of the shareholders meeting to be held November 10, 1999 and the proxy statement, and appoints John T. Chambers and Larry R. Carter or either of them the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Cisco Systems, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of the Company to be held at Paramount's Great America in the Paramount Pavilion, located at 1 Great America Parkway, Santa Clara, California 95054, on Wednesday, November 10 at 10:00 a.m., and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy are as of September 13, 1999, and shall be voted in the manner set forth on the reverse side.

----------------                                                ----------------
SEE REVERSE SIDE   CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE SIDE
----------------                                                ----------------

CISCO SYSTEMS, INC.
c/o EquiServe
P.O. Box 9398
Boston, MA 02205-9398

-----------------
VOTE BY TELEPHONE
-----------------

It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:

1. Read the accompanying Proxy
   Statement/Prospectus and Proxy Card.

2. Call the toll-free number
   1-877-PRX-VOTE (1-877-779-8683). For
   shareholder's residing outside of the United
   States call collect on a touch-tone phone
   1-202-536-8073.

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4. Follow recorded instructions.

YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!

-----------------
VOTE BY INTERNET
-----------------

It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1. Read the accompanying Proxy
   Statement/Prospectus and Proxy Card.

2. Go to the Website
   http://eproxyvote.com/csco

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4. Follow instructions provided.

YOUR VOTE IS IMPORTANT!
Go to http://eproxyvote.com/csco anytime!

DO NOT RETURN YOUR PROXY CARD IF YOUR ARE VOTING BY TELEPHONE OR INTERNET

                                  DETACH HERE

/X/ Please mark
    votes as in
    this example.

1. To elect ten members of the Board of Directors to serve until the next Annual Meeting and until their successors have been elected and qualified;

Nominees: (01) Carol A. Bartz, (02) John T. Chambers, (03) Mary A. Cirillo,
(04) James F. Gibbons, (05) Edward R. Koxel, (06) James C. Morgan, (07) John P. Morgridge, (08) Arun Sarin, (09) Donald T. Valentine, (10) Steven M. West.

FOR                    WITHHELD
ALL       /X/      / / FROM ALL
NOMINEES               NOMINEES

/ / --------------------------------------
    For all nominees except as noted above

2. To approve an amendment to the Automatic Option Grant Program for non-employee Board members under the Company's 1996 Stock Incentive Plan;

                        FOR        AGAINST       ABSTAIN
                        / /          / /           / /

3. To approve an amendment to the Company's Bylaws to increase the authorized number of directors to a maximum of fifteen (15);

                        FOR        AGAINST       ABSTAIN
                        / /          / /           / /

4. To approve a Certificate of Amendment to the Company's Restated Articles of Incorporation to increase the authorized number of shares of Common Stock from 5,400,000,000 to 10,000,000,000;

                        FOR        AGAINST       ABSTAIN
                        / /          / /           / /

5. To ratify the election of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending July 29, 2000;

                        FOR        AGAINST       ABSTAIN
                        / /          / /           / /

6. To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT / /

Please sign your name exactly as it appears hereon. If acting as attorney, executor, trustee, or in other representative capacity, sign name and title.

Signature: ______________________________ Date: ________________

Signature: ______________________________ Date: ________________